                                     As filed pursuant to Rule 424(b)(3) and (c)
                                                      Registration No. 333-78959

PROSPECTUS SUPPLEMENT DATED DECEMBER 22, 2000
TO PROSPECTUS DATED AUGUST 18, 1999, AS SUPPLEMENTED OCTOBER 20, 1999, NOVEMBER 1, 1999, NOVEMBER 18, 1999, DECEMBER 6, 1999, JANUARY 10, 2000, FEBRUARY 11, 2000, MAY 8, 2000, JULY 31, 2000, AUGUST 17, 2000 AND
NOVEMBER 1, 2000.

                                DOUBLECLICK INC.

           $250,000,000 4.75% Convertible Subordinated Notes due 2006
                  (Interest Payable March 15 and September 15)

                              --------------------

                        6,060,606 Shares of Common Stock

                              --------------------


         The information contained in the table appearing under the heading "Selling Securityholders" on pages 40 - 42 of the Prospectus is hereby amended to add the following information:

                                                                                   Principal                  Shares of
                                                                                   Amount of    Percentage   Common Stock
                                                                                  Notes that     of Notes    that May be
Name of Selling Securityholder                                                    May be Sold   Outstanding    Sold (1)
-------------------------------------------------------------------------------------------------------------------------
Shelby County Trust Bank as Custodian for Citizens Security Life
   Insurance Company............................................................  $  500,000         *           12,121
Guardian Life Insurance Company of America......................................  $4,600,000        1.8%        111,515
Guardian Pension Trust..........................................................  $  150,000         *            3,636
Family Service Life Insurance Company...........................................  $  250,000         *            6,060

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* less than one percent

(1) Assumes a conversion price of $41.25 per share (adjusted to reflect the 2-for-1 split of common stock effected on January 10, 2000) and a cash payment in lieu of any fractional interest.